Alfa International Corp.
50 South Buckhout Street
Irvington-On-Hudson
New York  10533



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our Report dated March 5, 1998 appearing on page F-1 of Alfa International Corp.'s Annual report on Form 10-KSB for the year ended December 31, 1997.



                                              WISS & COMPANY, LLP


Livingston, New Jersey
February 8, 1999